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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                    Form 8-K


                                 Current Report



                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


     Date of Report (date of earliest event reported) - October 15, 2004



                                    TXU CORP.
             (Exact name of registrant as specified in its charter)





             TEXAS                       1-12833                75-2669310
 (State or other jurisdiction       (Commission File         (I.R.S. Employer
       of incorporation)                 Number)            Identification No.)



                 Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201-3411
               (Address of principal executive offices, including zip code)


          Registrant's telephone number, including Area Code - (214) 812-4600









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ITEM 8.01    OTHER EVENTS.


         On October 15, 2004, TXU Corp. completed the tender offers for its equity-linked debt securities and convertible notes that were announced on September 15, 2004. In the tender offers, TXU Corp. purchased for cash (i) 7,485,592 of its outstanding Corporate Units, which represent 64.9% of its outstanding Corporate Units, for $52.28 per Corporate Unit, (ii) 5,117,962 of its outstanding Income PRIDES, which represent 58.2% of its outstanding Income PRIDES, for $52.39 per Income PRIDES and (iii) $482,024,000 principal amount of its outstanding Convertible Senior Notes due 2033, which represents 91.7% of the outstanding principal amount of the Convertible Senior Notes, for a purchase price of $1,593.65 per $1,000 principal amount of Convertible Senior Notes. TXU Corp. paid in the aggregate approximately $1.4 billion for the purchase of these securities. TXU Corp. used cash on hand, primarily proceeds from the sale of the operations of TXU Gas Company, and borrowings of approximately $320 million under existing credit facilities to purchase these securities.



                           FORWARD-LOOKING STATEMENTS

       This Current Report on Form 8-K contains forward-looking statements, which are subject to various risks and uncertainties. Discussion of risks and uncertainties that could cause actual results to differ materially from management's current projections, forecasts, estimates and expectations is contained in TXU Corp.'s SEC filings on Forms 10-K and 10-Q. In addition to the risks and uncertainties set forth in TXU Corp.'s SEC filings on Forms 10-K and 10-Q, the forward-looking statements in this Current Report on Form 8-K could be affected by the ability of the purchaser to obtain all necessary governmental and other approvals and consents for the acquisition of TXU Gas Company and the ability of TXU Corp. to implement the initiatives that are part of its restructuring, operational improvement and cost reduction program, and the terms under which TXU Corp. executes those transactions or initiatives.














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                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.







                                     TXU CORP.



                                     By:       /s/  Stanley J. Szlauderbach
                                     ---------------------------------------
                                     Name:     Stanley J. Szlauderbach
                                     Title:    Assistant Controller
                                               and Interim Controller


Dated:  October 15, 2004


























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